MSB FINANCIAL CORP.
ANNOUNCES STOCK OFFERING RESULTS
AND CLOSING DATE OF CONVERSION

Millington, New Jersey, July 15, 2015 – MSB Financial Corp., a Maryland corporation (the “Company”), announced today that it expects to sell 3,766,592 shares of common stock (including 150,663 shares to be issued to the employee stock ownership plan) at $10.00 per share, for gross offering proceeds of approximately $37.7 million in its subscription offering.  As previously announced, the Company received orders in the offering in excess of the adjusted maximum of the offering range, and the offering therefore was oversubscribed in the first subscription priority by eligible account holders.
For those eligible account holders as of September 30, 2013 who properly submitted orders for the stock, there will be an allocation of stock in accordance with the procedures outlined in the prospectus for the offering.  With the exception of the ESOP, there will be no orders accepted from any other subscribers.
If you are a subscriber and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  You also may contact the Stock Information Center at 1-(844) 265-9680 from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.
Concurrent with the completion of the offering, shares of stock of MSB Financial Corp., a federal corporation (Nasdaq: MSBF) (“Old MSB”) will be exchanged for shares of the Company’s common stock so that Old MSB’s existing stockholders will own approximately the same percentage of the Company’s common stock as they owned of Old MSB’s common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus.  As a result, stockholders of Old MSB will receive 1.1397 shares of the Company’s common stock for each share of Old MSB common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share.  As a result of the offering and the exchange of shares, the Company will have 5,953,834 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.
The transaction is scheduled to close at the close of business on July 16, 2015 at which time Old MSB and MSB Financial, MHC will cease to exist and the Company will become the fully public stock holding company of Millington Savings Bank, Millington, New Jersey.  The shares of common stock of the Company sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Market on July 17, 2015 under the trading symbol “MSBF”.
Direct Registration Statements reflecting the shares purchased in the offering will be mailed to subscribers promptly following the closing.  Stockholders of Old MSB holding shares in street name will receive shares of the Company’s common stock and cash in lieu of fractional shares within their accounts.  Stockholders of Old MSB holding shares in certificated form will be mailed a letter of transmittal promptly following the closing.  After submitting their stock certificates and a properly completed letter of transmittal to the Company’s exchange agent, these stockholders will receive Direct Registration Statements reflecting their shares of the Company’s common stock and cash in lieu of fractional shares.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not related strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “could,” or “may.”  Forward-looking statements by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.

Contact:                 Michael A. Shriner, President
(908) 647-4000
mshriner@millingtonsb.com